As filed with the Securities and Exchange Commission on December 20, 2012.

Registration Statement No. 333-183899

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

(Amendment No. 3)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STREAMLINE HEALTH SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1455414
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309

(404) 446-0050

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen H. Murdock

Senior Vice President and Chief Financial Officer

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309

(404) 446-0050

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

John Gambaccini, Esq.

Womble Carlyle Sandridge & Rice, LLP

8065 Leesburg Pike, Fourth Floor

Tysons Corner, VA 22182

(703) 394-3310

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1), (2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,729,724	$4.32	$29,072,407.68	$3,331.70(4)

(1)	This registration statement shall also cover an indeterminate number of additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2)	Consists of 3,999,995 shares of our common stock issuable upon conversion of preferred stock, 1,200,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock, and 1,529,729 shares of our common stock issued upon conversion of a convertible promissory note.
(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the fee is based on the average of the high and low sales prices of our common stock on the Nasdaq Capital Market on September 13, 2012.
(4)	Previously paid upon initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2012

Prospectus

STREAMLINE HEALTH SOLUTIONS, INC.

Common Stock, $0.01 par value

Up to 6,729,724 Shares

This prospectus relates to the offer and sale, from time to time, by the selling stockholders named herein of up to 6,729,724 shares of our common stock, which includes (i) up to 3,999,995 shares of our common stock issuable upon conversion of or otherwise underlying our Series A 0% Convertible Preferred Stock (the “Preferred Stock”), (ii) up to 1,200,000 shares of our common stock issuable upon the exercise of warrants to purchase our common stock (the “Warrants”), and (iii) 1,529,729 shares of our common stock issued upon conversion of a convertible promissory note dated December 7, 2011 (the “Converted Note”). This prospectus also covers any additional shares of common stock that may become issuable upon anti-dilution adjustment pursuant to the terms of these Preferred Stock shares and the Warrants by reason of stock splits, stock dividends, or similar events. The Preferred Stock and the Warrants were acquired by certain of the selling stockholders in a private placement by us that closed on August 16, 2012. The Converted Note was issued to one of the selling stockholders in a transaction whereby we purchased the assets of such selling stockholder on December 7, 2011 and the Converted Note was converted into common stock in accordance with its terms on June 15, 2012.

The selling stockholders may sell all or a portion of the shares from time to time at prices which will be determined by the prevailing market price for the shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will, however, to the extent the Warrants are exercised for cash, as opposed to being exercised on a cashless basis, receive proceeds from such exercises. To the extent we receive such proceeds, they will be used for working capital and general corporate purposes. Please see “Selling Stockholders” and “Plan of Distribution” for information about the selling stockholders and the manner of offering of the common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “STRM.” On December 5, 2012, the closing price for our common stock, as reported on the NASDAQ Capital Market, was $5.41 per share. Our principal executive offices are located at 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309, and our telephone number is (404) 446-0050.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 4, and under similar headings in the other documents that are incorporated by reference into this prospectus.

The date of this prospectus is                     , 2012.

Unless the context requires otherwise, references to “Streamline Health,” or to “we,” “us,” “our” or similar terms are to Streamline Health Solutions, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information about Streamline Health and a general description of the shares that may be offered for resale by the selling stockholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the shares offered by the selling stockholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for these securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

About Streamline Health

Business Overview

Founded in 1989, we are a leading provider of enterprise content management, business analytics, and integrated workflow solutions for healthcare organizations. We provide computer software-based solutions that help hospitals and physician groups improve efficiencies and business processes across the enterprise to enhance and protect revenues. Our enterprise content management solutions transform unstructured data into digital assets that seamlessly integrate with disparate clinical, administrative, and financial information systems. Our business analytics solutions provide real-time access to key performance metrics that enable healthcare organizations to identify and manage opportunities to maximize financial performance. Additionally, our integrated workflow systems automate and manage critical business activities to improve organizational accountability and drive both operational and financial performance. Across the revenue cycle, these solutions offer a flexible way to optimize the clinical and financial performance of any healthcare organization.

Our software solutions are delivered to clients either by purchased perpetual license, where such software is installed locally in the client’s data center, or by access to our data center systems through a secure connection, which is a delivery method commonly referred to as software as a service (SaaS).

We operate primarily in one segment as a provider of health information technology solutions that improve processes and information flows within a healthcare facility. We sell our solutions and services in North America to hospitals and health systems, including physician practices, through our direct sales force and our reseller partnerships.

All references to a fiscal year refer to the fiscal year commencing February 1 in that calendar year and ending on January 31 of the following year.

Solutions

We offer solutions relating to enterprise content management, business analytics, and workflow. Each such solution is designed to improve the flow of critical patient information across the revenue cycle. Each of our solutions helps to transform and structure information between disparate information technology systems into actionable data, giving the end-user comprehensive access to clinical, financial, and administrative information. All solutions can be delivered either by perpetual license installed locally or accessed securely through SaaS.

Enterprise Content Management Solutions — These solutions assist clients in the completion of electronic patient records by capturing, storing, and intelligently distributing the unstructured data that exists at all touch points across the patient care continuum. They create a permanent, document-based repository of historical health information that integrates seamlessly with existing clinical, financial, and administrative information systems.

Business Analytics Solutions — These solutions allow staff across the healthcare enterprise to drill down quickly and deeply into actionable and real-time financial data and key performance indicators to improve revenue realization and staff efficiency. These solutions include dashboards, data mining tools, and prescriptive reporting, which help to simplify, facilitate, and optimize overall revenue cycle operating performance of the healthcare enterprise.

Integrated Workflow Solutions — These solutions automate and drive the ownership and accountability required to effectively manage revenue cycle activities within virtually any department of the healthcare enterprise. As integral parts of our enterprise solutions, they are used to improve the quality and accuracy of data captured during patient admission, registration and scheduling. These solutions are also used to increase the completion and accuracy of patient charts and related coding, improve accounts receivable collections, reduce and manage denials, and improve audit outcomes.

Services

Custom Integration Services — Our professional services team works with clients to design custom integrations that integrate data to or from virtually any clinical, financial, or administrative system. By taking data and documents from multiple, disparate systems and bringing them into one streamlined system, clients are able to maximize efficiencies and increase operational performance. Our professional services team also creates custom integrations that pull data from our solutions into the client’s external or internal systems.

Training Services — Training courses are offered to help clients quickly learn to use their solutions in the most efficient manner possible. Training sessions are available on-site or off for as few as one person or multiple staff members.

Electronic Image Conversion — Our electronic image conversion service allows organizations to protect their repository of images while taking advantage of our content management technology. Electronic image conversion creates one repository that integrates directly with AccessAnyWare, our clinical content management system. This service is available via the SaaS model or for locally-installed solutions.

Database Monitoring Services — Our advanced database monitoring services for locally-installed clients help lighten the burden of ongoing system monitoring by the client’s information technology staff and ensure a continual, stable production environment. Our database administrators ensure the client’s system is running optimally with weekly, manual checks of the database environment to identify system issues that may require further attention. Monitoring is done through protected connections, so data is safe and secure.

Clients and Strategic Partners

As of January 31, 2012, we had a client base that included 60 hospital and health system clients representing over 200 contracted locations. Our clients are among the most prestigious healthcare providers in the United States and the province of Quebec, Canada.

In 2002, we entered into a five year Remarketing Agreement with IDX Information Systems Corporation, which was subsequently acquired by GE Healthcare, a unit of the General Electric Company, in January 2006. Under the terms of the Remarketing Agreement, IDX/GE was granted a non-exclusive worldwide license to distribute our solutions to its clients and prospective clients, as defined in the Remarketing Agreement. The Agreement has an automatic annual renewal provision and, after the initial five year term, which ended January 30, 2007, can be cancelled by IDX/GE upon 90 days’ written notice to us. This automatic annual renewal provision now extends the agreement through January 30, 2013. As reported in the prior year, during the fourth quarter of fiscal 2010, GE Healthcare shifted its organizational focus to upgrading its current clients to GE’s latest version software. While the remarketing agreement with GE Healthcare remains in effect, the ongoing impact on us will most likely be a decline in net new sales opportunities from GE Healthcare.

In December 2007, we entered into an agreement with Telus Health (formerly Emergis, Inc.), a large international telecommunications corporation based in Canada, in which Telus Health is integrating our AccessAnyWare document management repository and document workflow applications into its Oacis (Open Architecture Clinical Information System) Electronic Health Record solution.

In June 2010, we announced a referral marketing agreement with MRO Corp. of King of Prussia, PA, a leading provider of disclosure management applications and services for healthcare organizations. Through the agreement, MRO Corp. will refer our document workflow and management solutions to its hospital and healthcare clients seeking to bridge the productivity gap between paper-based processes and transaction-based healthcare information systems. We will refer MRO Corp. to its hospital and healthcare clients looking for disclosure management applications and services, such as ROI Onlinetm .. Overall, this agreement expands penetration into new and existing markets for both organizations, and offers healthcare providers an opportunity to advance their facility’s technology and processes with integrated solutions.

In February 2012, we entered into a joint marketing agreement with FTI Consulting, a global business advisory firm which helps organizations protect and enhance their enterprise value. As part of the agreement, which has an initial term of three years, FTI Consulting will promote the benefits of our business intelligence and analytic software solutions, and we will promote FTI Consulting’s consulting services to our respective clients and prospects in consideration for a share of revenues in case of successful placements. In April 2012, we entered into a license and services agreement with FTI Consulting pursuant to which FTI Consulting received the rights for an initial term of five years for its clients to use the business analytics solutions in connection with consulting engagements or to remarket such services to its clients for terms of up to two years. In exchange, we receive a global monthly license fee and implementation and other per-client fees as those clients come online.

Securities Being Offered

As previously announced, on August 16, 2012, we completed a private offering of preferred stock, warrants, and unsecured, subordinated, convertible promissory notes with a group of investors for gross proceeds of $12,000,000. The transaction consisted of the issuance of the following securities: (i) 2,416,785 shares of our convertible preferred stock, (ii) warrants to purchase 1,200,000 shares of our common stock, subject to certain adjustments, and (iii) subordinated convertible notes with an aggregate original principal amount of $5,699,577 due November 16, 2014, (collectively referred to as the “Private Placement”). The issuance of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to the safe harbor provisions of Rule 506, as all of the investors were “Accredited Investors” under Rule 501. The net proceeds from the Private Placement are being used for working capital and other general corporate purposes. On November 1, 2012, the subordinated convertible notes were converted in accordance with their terms into 1,583,210 shares of our convertible preferred stock. As a result of this conversion, there is an aggregate total of 3,999,995 shares of our convertible preferred stock outstanding. The investors holding the subordinated convertible notes received an aggregate of $142,985 in interest on the subordinated convertible notes through the date of conversion and an additional $18 in payments for fractional shares that were not issued as part of the conversion.

This registration statement is being filed pursuant to a registration rights agreement entered into with the group of investors from the Private Placement, under which we agreed to register the resale of the common stock underlying the Preferred Stock and the Warrants. We agreed to file a resale registration statement with the Securities and Exchange Commission following the closing of the transaction. In addition, we are registering the resale of 1,529,729 shares of our common stock that are owned by IPP Holding Company, LLC. On December 7, 2011, we purchased the assets of Interpoint Partners, LLC, now known as IPP Holding Company, LLC (“IPP”), and issued the Converted Note to IPP in the principal amount of $3,000,000. On June 15, 2012, IPP converted the note into 1,529,729 shares of our common stock. We are registering the shares underlying the Converted Note pursuant to a registration rights agreement entered into with IPP.

The market price per share of our common stock, as represented by the closing price of our common stock reported on the NASDAQ Capital Market was $1.65 and $3.82, respectively, on December 7, 2011 (when the Converted Note was issued to IPP) and on August 16, 2012 (when the Private Placement closed). Therefore, the 1,529,729 shares of common stock to be registered on behalf of IPP under this registration statement had a derived total dollar value for this purpose of $2,524,053 as of the date the Converted Note was issued to IPP. Similarly, the 5,199,995 shares of common stock to be registered on behalf of the other selling stockholders under this registration statement had a total dollar value for this purpose of $19,863,981 as of the date the convertible preferred stock, the warrants to purchase common stock, and the subordinated convertible notes were issued to such investors.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in this prospectus, including the risks described below. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Relating to this Offering

The market price of our common stock is likely to be highly volatile as the stock market in general can be highly volatile.

The public trading of our common stock is based on many factors, which could cause fluctuation in the price of our common stock. These factors may include, but are not limited to:

•	General economic and market conditions;

•	Actual or anticipated variations in quarterly operating results;

•	Lack of research coverage by securities analysts;

•	Conditions or trends in the healthcare information technology industry;

•	Changes in the market valuations of other companies in our industry;

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	Capital commitments;

•	Ability to maintain listing of our common stock on the NASDAQ Capital Market;

•	Additions or departures of key personnel; and

•	Sales and repurchases of our common stock.

Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance.

If equity research analysts do not publish research reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. Furthermore, if no equity research analysts conduct research or publish reports about us and our business, the price of our stock could decline.

All of our debt obligations, our existing preferred stock, and any preferred stock that we may issue in the future will have priority over our common shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Streamline Health, our shares of common stock would rank below all debt claims against us and all of our outstanding shares of preferred stock, if any. As a result, holders of our shares of common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of common stock.

We are generally not restricted from issuing additional common stock or preferred stock (with the exception of certain restrictions under the Preferred Stock), including any securities that are convertible into or exchangeable for, or that represent a right to receive, common stock or preferred stock or any substantially similar securities. In addition, the shares being registered herein represent a significant increase in the number of outstanding shares of our common stock. The market price of our common stock could decline as a result of sales of common stock or preferred stock or similar securities in the market made after an offering or the perception that such sales could occur.

The issuance of an additional series of preferred stock could adversely affect holders of shares of our common stock, which may negatively impact your investment.

Our Board of Directors is authorized to issue classes or series of preferred stock without any action on the part of the stockholders. The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over the shares of common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over the shares of our common stock with respect to the payment of dividends or upon our dissolution, winding-up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the shares of our common stock, the rights of the holders of shares of our common stock or the market price of shares of our common stock could be adversely affected.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Resales of shares of our common stock in the public market may cause the market price of our common stock to fall.

The issuance of shares of our common stock in the offering described in this prospectus and other offerings from time to time could have the effect of depressing the market price for shares of our common stock. In addition, because our common stock is thinly traded, resales of shares of our common stock by our largest stockholders could have the effect of depressing market prices for shares of our common stock.

Risks Relating to Our Business

The variability of our quarterly operating results can be significant.

Our operating results have fluctuated from quarter to quarter in the past, and we may experience continued fluctuations in the future. Future revenues and operating results may vary significantly from quarter-to-quarter as a result of a number of factors, many of which are outside of our control. These factors include: the relatively large size of customer agreements; unpredictability in the number and timing of system sales and sales of applications hosting services; length of the sales cycle; delays in installations; changes in customers’ financial condition or budgets; increased competition; the development and introduction of new products and services; the loss of significant customers or remarketing partners; changes in government regulations, particularly as to the healthcare industry; the size and growth of the overall healthcare information technology markets; any liability and other claims that may be asserted against us; our ability to attract and retain qualified personnel; national and local general economic and market conditions; and other factors referenced or incorporated by reference in any other filings by us with the Securities and Exchange Commission.

Our sales have been concentrated in a small number of customers.

Our revenues have been concentrated in a relatively small number of large customers, and we have historically derived a substantial percentage of our total revenues from a few customers. There can be no assurance that a customer will not cancel all or any portion of a master agreement or delay installations. A termination or installation delay of one or more phases of an agreement, or our failure to procure additional agreements, could have a material adverse effect on our business, financial condition, and results of operations.

In addition to direct sales, we rely on third party remarketing alliances for a substantial portion of our revenues.

We seek to expand our distribution channels by creating remarketing alliances with third parties who are engaged in the sale of healthcare information systems, medical records management and outsourcing, and other healthcare information technology and patient care solutions. FTI Consulting, GE Healthcare and Telus Health, our major remarketing partners, could choose to deemphasize or discontinue reselling our products, and significant customers could elect to discontinue using our products. We need to ensure that we expand our distribution channels to reduce the reliance on a single major reseller.

A significant increase in new SaaS contacts could reduce near term profitability and require a significant cash outlay which could adversely affect near term cash flow.

If new or existing customers purchase significant amounts of our software as a service, we may have to expend a significant amount of initial setup costs and time before those new customers are able to begin using such services, and we cannot begin to recognize revenues from those hosting agreements until the commencement of such services. Accordingly, we anticipate that our near term cash flow, revenue and profitability may be adversely affected by significant incremental setup costs from new hosted customers that would not be offset by revenue until new hosting customers go into production. While we anticipate long term growth in profitability through increases in recurring hosting subscription fees and significantly improved profit visibility, any inability to adequately finance setup costs for new application hosting services, could result in the failure to put new hosted services into production; and could have a material adverse effect on our liquidity, financial position and results of operations.

We need to manage our costs while planning for growth.

We are currently experiencing a period of growth primarily through acquisitions and our software as a service lines of business and this could continue to place a significant strain on our cash flow. This could also strain the services and support operations, sales and administrative personnel and other resources as they are requested to handle the added work load with existing support resources. We believe that we must continue to focus on these remote hosting services, develop new products, enhance existing solutions and serve the needs of our existing and anticipated customer base. Our ability to successfully maintain and expand our operations will depend, in large part, upon our ability to attract and retain highly qualified employees. Our ability to manage our planned growth effectively also will require us to continue to improve our operational, management, and financial systems and controls, to train, motivate, and manage our employees and to judiciously manage our operating expenses in anticipation of increased future revenues.

The potential impact on us of new or changes in existing federal, state, and local regulations governing healthcare information could be substantial.

Healthcare regulations issued to date have not had a material adverse affect on our business. However, we cannot predict the potential impact of new or revised regulations that have not yet been released or made final, or any other regulations that might be adopted. Congress may adopt legislation that may change, override, conflict with, or preempt the currently existing regulations and which could restrict the ability of customers to obtain, use, or disseminate patient health information. We believe that the features and architecture of our existing solutions are such that we currently support or should be able to make the necessary modifications to our products, if required, to ensure support of HIPAA regulations, and other legislation or regulations, but there can be no assurances.

The healthcare industry is highly regulated. Any material changes in the political, economic or regulatory healthcare environment that affect the group purchasing business or the purchasing practices and operations of healthcare organizations, or that lead to consolidation in the healthcare industry, could require us to modify our services or reduce the funds available to providers to purchase our products and services.

Our business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the economic environment of the healthcare industry generally as well as our ability to increase the number of solutions that we sell to our customers. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry, regulation, litigation, and general economic conditions affect the purchasing practices, operation and, ultimately, the operating funds of healthcare organizations. In particular, changes in regulations affecting the healthcare industry, such as any increased regulation by governmental agencies of the purchase and sale of medical products, or restrictions on permissible discounts and other financial arrangements, could require us to make unplanned modifications of our products and services, or result in delays or cancellations of orders or reduce funds and demand for our products and services.

Our customers derive a substantial portion of their revenue from third-party private and governmental payors, including Medicare, Medicaid and other government sponsored programs. Our sales and profitability depend, in part, on the extent to which coverage of and reimbursement for medical care provided is available from governmental health programs, private health insurers, managed care plans and other third-party payors. If governmental or other third-party payors materially reduce reimbursement rates or fail to reimburse our customers adequately, our customers may suffer adverse financial consequences which, in turn, may reduce the demand for and ability to purchase our products or services.

The Health Insurance Portability and Accountability Act (HIPAA) of 1996, enacted August 22, 1996, is designed to improve the efficiency of healthcare by standardizing the interchange of specified electronic data, and to protect the security and confidentiality of protected health information. HIPAA requires that covered entities comply with national standards for certain types of electronic health information transactions and the data elements used in such transactions, and adopt policies and practices to ensure the integrity and confidentiality of Protected Health Information. We believe that the features and architecture of our solutions are such that we currently support or should be able to make the necessary modifications to our products, if required, to ensure support of the HIPAA regulations, and other subsequent HIPAA legislation or regulations. However, if the regulations are unduly restrictive, this could cause delays in the delivery of new versions of solutions and adversely affect the licensing of our solutions. However, there can be no assurance that an increase in the purchase of new systems or additional use of our software and services will occur.

In February 2009, the United States Congress enacted the HITECH Act, as part of the American Recovery and Reinvestment Act of 2009. The HITECH Act requires that hospitals and health systems make investments in their clinical information systems, including the adoption of electronic medical records. While we believe that increased emphasis on electronic medical records by hospitals and health systems will also drive demand for

SaaS-based tools, such as ours, to help rationalize and standardize patient and clinical data for efficient and accurate use, we cannot be certain whether or when such demand will materialize nor can we be certain that we will benefit from it.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, amended by the Health Care and Education and Reconciliation Act of 2010 (collectively, the “Affordable Care Act”). The Affordable Care Act is a sweeping measure designed to expand access to affordable health insurance, control health care spending, and improve health care quality. The law includes provisions to tie Medicare provider reimbursement to health care quality and incentives; mandatory compliance programs; enhanced transparency disclosure requirements; increased funding and initiatives to address fraud and abuse; and incentives to state Medicaid programs to promote community-based care as an alternative to institutional long-term care services, among many others. In addition, the law provides for the establishment of a national voluntary pilot program to bundle Medicare payments for hospital and post-acute services, which could lead to changes in the delivery of health care services. Likewise, many states have adopted or are considering changes in health care policies as a result of state budgetary shortfalls. The timetable for implementing many provisions of the Affordable Care Act remains unsettled, and we do not know what effect federal or state law proposals may have on our business.

We face significant competition, including from companies with significantly greater resources.

We currently compete with many other companies for the licensing of similar software solutions and related services. Several companies historically have dominated the clinical information systems software market and several of these companies have either acquired, developed or are developing their own document management and workflow technologies. The industry is undergoing consolidation and realignment as companies position themselves to compete more effectively. Many of these companies are larger than us and have significantly more resources to invest in their business. In addition, information and document management companies serving other industries may enter the market. Suppliers and companies with whom we may establish strategic alliances may also compete with us. Such companies and vendors may either individually, or by forming alliances excluding us, place bids for large agreements in competition with us. A decision on the part of any of these competitors to focus additional resources in the image-enabling, workflow, and other markets addressed by us could have a material adverse effect on us.

The healthcare industry is evolving rapidly, which may make it more difficult for us to be competitive in the future.

The U.S. healthcare system is under intense pressure to improve in many areas, including modernization, universal access and controlling skyrocketing costs of care. We believe that the principal competitive factors in our market are customer recommendations and references, company reputation, system reliability, system features and functionality (including ease of use), technological advancements, customer service and support, breadth and quality of the systems, the potential for enhancements and future compatible products, the effectiveness of marketing and sales efforts, price and the size and perceived financial stability of the vendor. In addition, we believe that the speed with which companies in our market can anticipate the evolving healthcare industry structure and identify unmet needs are important competitive factors. There can be no assurance that we will be able to keep pace with changing conditions and new developments such that we will be able to compete successfully in the future against existing or potential competitors.

Rapid technology changes and short product life cycles could harm our business.

The market for our solutions and services is characterized by rapidly changing technologies, regulatory requirements, evolving industry standards and new product introductions and enhancements that may render existing solutions obsolete or less competitive. As a result, our position in the healthcare information technology market could change rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. Our future success will depend, in part, upon our ability to enhance our existing solutions and services and to develop and introduce new solutions and services to meet changing requirements. We need to maintain an ongoing research and development program to continue to develop new solutions and apply new technologies to our existing products, but may not have sufficient funds with which to undertake such required research and development. If we are not able to foresee changes and/or to react in a timely manner to such developments, we may experience a material, adverse impact on our business, operating results, and financial condition.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our solutions and services.

We trademark and copyright our intellectual property, which represents an important asset to us. We do not have any patent protection on any of our software. We rely upon license agreements, employment agreements, confidentiality agreements, nondisclosure agreements, etc. to maintain the confidentiality of our proprietary information and trade secrets. Notwithstanding these precautions, others may copy, reverse engineer or design independently, technology similar to our products. If we fail to adequately protect our intellectual property through trademarks and copyrights, license agreements, employment agreements, confidentiality agreements, nondisclosure agreements, etc., our intellectual property rights may be misappropriated by others, invalidated, or challenged, and our competitors could duplicate our technology or may otherwise limit any competitive technology advantage we may have. It may be necessary to litigate to enforce or defend our proprietary technology or to determine the validity of the intellectual property rights of others. Any litigation, could be successful or unsuccessful, may result in substantial cost and require significant attention by management and technical personnel.

Due to the rapid pace of technology change, we believe our future success is likely to depend upon continued innovation, technical expertise, marketing skills and customer support and services rather than on legal protection of our property rights. However, we have in the past, and intend in the future, to aggressively assert our intellectual property rights when necessary.

We could be subjected to claims of intellectual property infringement, which claims could be expensive to defend.

While we do not believe that our products and services infringe upon the intellectual property rights of third parties, the potential for intellectual property infringement claims continually increases as the number of software patents and copyrighted and trademarked materials continues to rapidly expand. Any claim for intellectual property right infringement, even if not meritorious, would be expensive to defend. If we were to become liable for infringing third party intellectual property rights, we could be liable for substantial damage awards, and potentially be required to cease using the technology, to produce non-infringing technology, or to obtain a license to use such technology. Such potential liabilities or increased costs could be materially adverse to us.

Third party products are essential to our software.

Our software incorporates software licensed from various vendors into our proprietary software. In addition, third-party, stand-alone software is required to operate some of our proprietary software modules. The loss of the ability to use these third party products, or ability to obtain substitute third party software at comparable prices, could have a material adverse affect on our ability to license our software.

Our solutions may not be error free and could result in claims of breach of contract and liabilities.

Our solutions are very complex and may not be error free, especially when first released. Although we perform extensive testing, failure of any product to operate in accordance with its specifications and documentation could constitute a breach of the license agreement and require us to correct the deficiency. If such deficiency is not corrected within the agreed upon contractual limitations on liability and cannot be corrected in a timely manner, it could constitute a material breach of a contract allowing the termination thereof and possibly subjecting us to liability. Also, we sometimes indemnify our customers against third-party infringement claims. If such claims are made, even if they are without merit, they could be expensive to defend. Our license and SaaS agreements generally limit our liability arising from claims such as described in the foregoing sentences, but such limits may not be enforceable in some jurisdictions or under some circumstances. A significant uninsured or under-insured judgment against us could have a material adverse impact on us.

We could be liable to third parties from the use of our solutions.

Our solutions provide access to patient information used by physicians and other medical personnel in providing medical care. The medical care provided by physicians and other medical personnel are subject to numerous medical malpractice and other claims. We attempt to limit any potential liability of ours to customers by limiting the warranties on our solutions in our agreements with our customer, the healthcare provider. However, such agreements do not protect us from third party claims by patients who may seek damages from any or all persons or entities connected to the process of delivering patient care. We maintain insurance, which provides limited protection from such claims, if such claims against us would result in liability to us. Although no such claims have been brought against us to date regarding injuries related to the use of our solutions, such claims may be made in the future. A significant uninsured or under-insured judgment against us could have a material adverse impact on us.

Our SaaS and support services could experience interruptions.

We provide software as a service for many clients, including the storage of critical patient, financial and administrative data. In addition, we provide support services to clients through our client support facility. We have redundancies, such as backup generators, redundant telecommunications lines, and backup facilities built into our operations to prevent disruptions. However, complete failure of all generators or impairment of all telecommunications lines or severe casualty damage to the primary building or equipment inside the primary building housing our hosting center or client support facilities could cause a temporary disruption in operations and adversely affect clients who depend on the application hosting services. Any interruption in operations at our data center or client support facility could cause us to lose existing clients, impede our ability to obtain new clients, result in revenue loss, cause potential liability to our clients, and increase our operating costs.

Our remote application hosting services are provided over an internet connection. Any breach of security or confidentiality of protected health information could expose us to significant expense, and harm to our reputation.

We provide remote hosting services for clients, including the storage of critical patient, financial and administrative data. We have security measures in place to prevent or detect misappropriation of protected health information. We must maintain facility and systems security measures to preserve the confidentiality of data belonging to clients as well as their patients that resides on computer equipment in our data center, which we handle via application hosting services, or that is otherwise in our possession. Notwithstanding efforts undertaken to protect data, it can be vulnerable to infiltration as well as unintentional lapse. If confidential information is compromised, we could face claims for contract breach, penalties and other liabilities for violation of applicable laws or regulations, significant costs for remediation and re-engineering to prevent future occurrences, and serious harm to our reputation.

The loss of key personnel could adversely affect our business.

Our success depends, to a significant degree, on our management, sales force and technical personnel. We must recruit, motivate, and retain highly skilled managers, sales, consulting and technical personnel, including application programmers, database specialists, consultants, and system architects who have the requisite expertise in the technical environments in which our solutions operate. Competition for such technical expertise is intense. Our failure to attract and retain qualified personnel could have a material adverse effect on us.

We may not have access to sufficient capital to be competitive in our markets.

We may need additional capital in the form of loans or equity in order to operate and to be competitive. We may be limited as to the availability of such capital or may not have any availability, in which case our future prospects may be materially impaired.

We must maintain compliance with the terms of our existing credit facilities. The failure to do so could have a material adverse effect on our ability to finance our ongoing operations and we may not be able to find an alternative lending source if a default would occur.

On August 16, 2012, we entered into senior and subordinated credit facilities with our existing lender. We are subject to certain financial and non-financial covenants pursuant to the credit facilities. There can be no assurances that we will be able to maintain compliance with all of the continuing covenants and other terms and conditions of these credit facilities on an ongoing basis. If not, we could be required to pay back the amounts borrowed on an accelerated basis, which could subject us to decreased liquidity and other negative impacts on our business, results of operations, and financial condition. Furthermore, if we would need to find an alternative lending source, we may have difficulty in doing so, particularly in the current credit environment which is not favorable to borrowers. Without a sufficient credit facility, we would be adversely affected by a lack of access to liquidity needed to operate our business. Any disruption in access to credit could force us to take measures to conserve cash, such as deferring important research and development expenses, which measures could have a material adverse effect on us.

We recently completed a private offering of preferred stock, warrants, and convertible notes that granted the holders significant redemption and repayment rights that could have a material adverse effect on our liquidity and available financing for our ongoing operations.

On August 16, 2012, we completed a private offering of preferred stock, warrants, and convertible notes to a group of investors for gross proceeds of $12,000,000. On November 1, 2012, the convertible notes automatically converted into additional shares of preferred stock upon the approval of our stockholders. The preferred stock is redeemable by the holders thereof anytime after August 31, 2016 if it has not previously converted into shares of common stock. There can be no assurances that we will achieve the thresholds required to trigger automatic conversion of the preferred stock or that the holders will voluntarily elect to convert the preferred stock into common stock. The election of the holders of our preferred stock to call for redemption of the preferred stock could subject us to decreased liquidity and other negative impacts on our business, results of operations, and financial condition.

Potential disruptions in the credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, which could adversely affect our results of operations, cash flows and financial condition.

If internal funds are not available from operations, we may be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Our access to funds under our revolving credit facility or pursuant to arrangements with other financial institutions is dependent on the financial institution’s ability to meet funding commitments. Financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience high volumes of borrowing requests from other borrowers within a short period of time.

Current economic conditions in the United States and globally may have significant effects on our customers and suppliers that would result in material adverse effects on our business, operating results, and stock price.

Current economic conditions in the United States and globally and the concern that the worldwide economy may enter into a prolonged recessionary period may materially adversely affect our customers’ access to capital or willingness to spend capital on our products and services and/or their levels of cash liquidity in with which to pay for products that they will order or have already ordered from us. Continuing adverse economic conditions would also likely negatively impact our business, which could result in: (1) reduced demand for our products and services; (2) increased price competition for our products and services; (3) increased risk of collectability of cash from our customers; (4) increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable; (5) reduced revenues; and (6) higher operating costs as a percentage of revenues.

All of the foregoing potential consequences of the current economic conditions are difficult to forecast and mitigate. As a consequence, our operating results for a particular period are difficult to predict, and, therefore, prior results are not necessarily indicative of future results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, results of operations, and financial condition and could adversely affect our stock price.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. One of our most critical estimates is the capitalization of software development costs. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not significantly increase or decrease such estimates upon determination of the actual results. Any required adjustments could have a material adverse effect on us and our results of operations, and could result in the restatement of our prior period financial statements.

Changes in accounting standards could impact our reported earnings and financial condition.

The accounting standard setters, including the Financial Accounting Standards Board, the U.S. Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, which could result in the restatement of our prior period financial statements.

Failure to improve and maintain the quality of internal controls over financial reporting could materially and adversely affect our ability to provide timely and accurate financial information about us.

In connection with the preparation of the financial statements for each of our fiscal years, our management conducts a review of our internal controls over financial reporting. While we have identified certain deficiencies from time to time, no such deficiency has risen to the level of a “material weakness” or “significant deficiency.” Management cannot be certain that other deficiencies, or significant deficiencies or material weaknesses, will not arise in the future or be identified or that we will be able to correct and maintain adequate controls over financial processes and reporting in the future. Any failure to maintain adequate controls or to adequately implement required new or improved controls could harm operating results or cause failure to meet reporting obligations in a timely and accurate manner.

We recently completed two acquisitions and may undertake additional acquisitions in the future. Our failure to adequately integrate these acquisitions into our business could have a material adverse effect on us.

On December 7, 2011 we acquired substantially all of the assets of Interpoint Partners, LLC and on August 16, 2012 we acquired the outstanding stock of Meta Health Technologies Inc. We have devoted a substantial amount of our management’s time and attention to these acquisitions and the integration of these businesses into our business will continue to require a substantial amount of our management’s time and attention in the future. In addition, we may undertake additional acquisitions in the future. There can be no assurances that we will be able to adequately integrate these businesses into our business or that future acquisitions will be successful or additive to our business. Our failure to adequately integrate these business or our consummation of unsuccessful acquisitions in the future could have a material negative impact on our business, results of operations, and financial condition.

Foreign Currency Risk

In connection with our expansion into foreign markets, currently Canada, we are a receiver of currencies other than the U.S. dollar. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, will negatively affect our net sales and gross margins as expressed in U.S. dollars. There is also a risk that we will have to adjust local currency product pricing due to competitive pressures when there has been significant volatility in foreign currency exchange rates.

These risks are not exhaustive.

Other sections of this prospectus and any applicable prospectus supplement may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, this prospectus contains forward-looking statements relating to plans, strategies, expectations, intentions, etc. of Streamline Health and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein are no guarantee of future performance and are subject to certain risks and uncertainties that are difficult to predict and actual results could differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell our products, our ability to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information system budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry generally and the markets in which we operate, and our ability to maintain compliance with the terms of our credit facilities, and other risk factors that might cause such differences including those discussed herein. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. We undertake no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in this and other documents we file from time to time with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We could receive up to a maximum of approximately $4,788,000 in proceeds from the cash exercise of all the Warrants held by the selling stockholders, the shares underlying which are covered by this prospectus, which proceeds would be used for working capital and general corporate purposes. As of the date hereof, none of the Warrants have been exercised.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Preferred Stock, exercise of the Warrants, and those issued upon conversion of the Converted Note. For additional information regarding the issuance of the Preferred Stock, the Warrants, and the Converted Note, see “Prospectus Summary — Securities Being Offered” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Preferred Stock and the Warrants issued pursuant to the Securities Purchase Agreement and the appointment of Allen S. Moseley (a member of the general partner of Noro-Moseley Partners VI, L.P.) to our Board of Directors upon the closing of the Private Placement, the selling stockholders (other than IPP) have not had any material relationship with us within the past three years. On December 7, 2011, we purchased substantially all of the assets of IPP and issued the Converted Note as part of the purchase price. On June 15, 2012, we issued 1,529,729 shares of common stock to IPP upon conversion of the Converted Note in accordance with its terms. Except for the Private Placement and the transactions with IPP described above, neither we nor any predecessor of us has been a party to any securities transactions with any of the selling stockholders. The table below provides information with respect to each of the two securities transactions involving IPP.

Date	Outstanding Common Shares on such Date (A)	Outstanding Shares Not held by Selling Shareholders, their Affiliates, or Company Affiliates on such date (B)	Shares Issued / Issuable in the Transaction (C)		Percentage of Non-Affiliate Float Issued / Issuable in the Transaction (D) [C/B]	Market Price Immediately Prior to Transaction (E)	Closing Price on 12/5/2012 (F)
12/7/2011	10,059,845	6,730,690	1,500,000		22.29%	$1.65	$5.41
6/15/2012	10,569,006	7,238,868	1,529,729	(1)	21.13%	$3.43	$5.41

(1)	The original principal amount of the Converted Note issued to IPP was $3,000,000 and the note converted into shares of common stock at a fixed rate of $2.00 per share. The total number of common shares issued to IPP represents the principal balance (plus net accrued interest and certain immaterial negotiated adjustments to interest) divided by the fixed conversion price.

In accordance with the terms of a registration rights agreement with the holders of the Preferred Stock and the Warrants, and a registration rights agreement with IPP, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the Preferred Stock, (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants, and (iii) 1,529,729 shares of common stock held by IPP after conversion of the Converted Note.

We determined the number of shares of common stock that are covered by this prospectus for each selling stockholder (other than IPP) by calculating (i) the total number of common shares issuable upon conversion of the outstanding Preferred Stock (consisting of both the shares of Preferred Stock issued in the Private Placement on August 16, 2012 and the shares of Preferred Stock issued on November 1, 2012 upon conversion of the Convertible Notes), plus (ii) the total number of shares of common stock issuable upon exercise of the Warrants. The registration rights agreement we entered into with the selling stockholders party to the Private Placement requires us to register all of such shares for resale. With respect to IPP, the total number of shares of common stock that are covered by this prospectus was determined pursuant to a notice of demand registration that we received from IPP in accordance with the terms of the registration rights agreement we entered into with IPP.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, the Preferred Stock and the Warrants, as of November 5, 2012, assuming full conversion of the Preferred Stock and exercise of the Warrants held by each such selling stockholder on that date but not taking into account any limitations on conversion and exercise set forth therein. We had 12,582,599 shares of our common stock outstanding as of November 5, 2012. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders assuming full conversion of the Preferred Stock and exercise of the Warrants held by each such selling stockholder on that date but not taking into account any limitations on conversion and exercise set forth therein. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The terms of the Preferred Stock and Warrants contain limitations on the number of shares of common stock that a selling shareholder may be deemed to beneficially own at any given time. These limitations are set forth below. The number of shares beneficially owned by each selling stockholder set forth in this table is calculated without regard to these limitations but are otherwise as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

•

Pursuant to the certificate of designation that created the terms of the Preferred Stock, each holder of shares of the Preferred Stock will not have the right to convert any portion of the Preferred Stock into shares of our common stock to the extent that such conversion would result in a holder beneficially owning (together with its affiliates) a number of shares of our common stock in excess of 9.985% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable upon such conversion. Each holder may increase or decrease its percentage limitation by providing us with 61 days prior notice of such change. In addition, certain holders of Preferred Stock opted out of such beneficial ownership limitation prior to the issuance of their shares of Preferred Stock.

•

Under the terms of the Warrants, each Warrant, unless otherwise specified by its initial holder to us prior to its issuance, restricts the right of the holder to exercise the Warrant for the purchase of shares of our common stock to the extent that such exercise would result in the holder beneficially owning (along with its affiliates) a number of shares of our common stock in excess of 9.985% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable upon exercise of the warrant. Each holder may increase or decrease its percentage limitation by providing us with 61 days prior notice of such change.

•	Each Warrant is also restricted from being exercised prior to February 17, 2013.

•

Under the terms of the Convertible Notes, each Convertible Note was restricted from being converted into shares of Preferred Stock prior to approval of the conversion by our stockholders. On October 31, 2012 our stockholders approved conversion of the Convertible Notes into shares of Preferred Stock at a special meeting of our stockholders called for that purpose.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares Offered by This Prospectus	Shares Beneficially Owned Subsequent to the Offering
			Shares	Percent
Biomedical Value Fund, L.P.	958,792	958,792	—	—
Biomedical Institutional Value Fund, L.P.	369,129	369,129	—	—
Biomedical Offshore Value Fund, LTD.	601,382	601,382	—	—
WS Investments III, LLC	89,917	89,917	—	—
David J. Morrison	22,480	22,480	—	—
Class D Series of GEF-PS, L.P.	561,989	561,989	—	—
Lyrical Multi-Manager Fund, L.P.	300,748	300,748	—	—
Lyrical Multi-Manager Offshore Fund, LTD.	128,892	128,892	—	—
Noro-Moseley Partners VI, L.P.	2,123,333	2,123,333	—	—
Charles Moseley	43,333	43,333	—	—
IPP Holding Company, LLC	1,529,729	1,529,729	—	—

Total Number of Shares Offered		6,729,724

With respect to Biomedical Value Fund, L.P., Biomedical Institutional Value Fund, L.P., Biomedical Offshore Value Fund, LTD., WS Investments III, LLC, David Morrison, Class D Series of GEF-PS, L.P., Lyrical Multi-Manager Fund, L.P., and Lyrical Multi-Manager Offshore Fund, LTD., each of Jeffrey R. Jay, M.D. and David Kroin has voting and dispositive power with respect to the securities to be offered for resale. Dr. Jay is the senior managing member and Mr. Kroin is the special managing member of Great Point Partners, LLC, which is the investment manager for each of the above referenced selling shareholders. We refer you to the Schedule 13G filed with the Commission on August 27, 2012 on behalf of these selling shareholders for more explanation.

With respect to Noro-Moseley Partners VI, L.P., each of Allen Moseley, Michael Elliott, and Alan Taetle, in their capacity as Class A Members and Principals of Moseley and Company VI, LLC, the general partner of Noro-Moseley Partners VI, L.P., has voting and dispositive power with respect to the securities to be offered for resale.

With respect to IPP Holding Company, LLC, W. Ray Cross has the sole voting and dispositive power with respect to the securities to be offered for resale.

The selling stockholders have informed us that none of them are broker-dealers or affiliates of broker-dealers.

Payments Made or To Be Made to Selling Stockholders

The following table sets forth the dollar amount of each payment made or to be made by us to the selling stockholders in connection with the Private Placement, to IPP in connection with the issuance of the Converted Note, or to any affiliate of or any person with whom any selling stockholder has a contractual relationship regarding these transactions. There were no payments made, and no payments to be made, to IPP in connection with the Converted Note. All interest under the note accrued and was factored into the ultimate conversion of the note at a fixed rate of $2.00 per share. No legal fees or other expenses of IPP were reimbursed by us, and there were no other contractual obligations to make payments to IPP.

With respect to the selling stockholders in the Private Placement, the only payments made or to be made by us in connection with the Preferred Stock, Convertible Notes, or Warrants consist of reimbursement of legal fees, interest on the Convertible Notes through the date of conversion on November 1, 2012, and potential liquidated damage payments in the event we default on our covenants in the registration rights agreement with these selling stockholders. We have provided details regarding the amounts and our assumptions in connection with calculating each of these categories below.

Selling Shareholder	Investor Legal Fees Reimbursed (A)	Total Interest Paid Through Conversion (B)	Potential Liquidated Damages Payment (C)	Total Potential Payments to Investors (D) [A+B+C]
Biomedical Value Fund, L.P.	$23,048	$26,367	$22,126	$71,541
Biomedical Institutional Value Fund, L.P.	$8,873	$10,152	$8,518	$27,543
Biomedical Offshore Value Fund, LTD.	$14,456	$16,539	$13,878	$44,873
WS Investments III, LLC	$2,162	$2,475	$2,075	$6,712
David Morrison	$540	$619	$519	$1,678
Class D Series of GEF-PS, L.P.	$13,509	$15,456	$12,969	$41,934
Lyrical Multi-Manager Fund, L.P.	$7,230	$8,270	$6,940	$22,440
Lyrical Multi-Manager Offshore Fund, LTD.	$3,098	$3,544	$2,975	$9,617
Noro-Moseley Partners VI, L.P.	$51,042	$58,388	$49,000	$158,430
Charles Moseley	$1,042	$1,193	$1,000	$3,235
IPP Holding Company, LLC	—	—	—	—
Total	$125,000	$143,003	$120,000	$388,003

(1)	We reimbursed the selling stockholders for an aggregate of $125,000 in legal fees incurred in connection with the Private Placement. For purposes of this table we have allocated those fees pro-rata among the selling stockholders that were parties to the Private Placement.

(2)	Interest under the Convertible Notes accrued at a fixed rate of 12% per annum until the note was paid in full or converted. We paid the selling stockholders an aggregate of $142,985 in cash interest for the period the Convertible Notes were outstanding from August 16, 2012 through November 1, 2012. We also paid an additional $18 for fractional shares that were not issued as part of the conversion, and this amount is included in these calculations.
(3)	Pursuant to the registration rights agreement with the selling stockholders party to the Private Placement, we are required to meet certain filing requirements for a resale registration statement and maintain its effectiveness for specified periods. In the event we fail to satisfy these obligations, we could be liable to those stockholders for liquidated damages equal to 1% of the aggregate purchase price paid by such holder in connection with the Private Placement for its Preferred Stock, Convertible Note, and Warrants. We could also be liable for liquidated damages equal to an additional 1% for each month that such failure continues, up to an aggregate total of 10% of the aggregate purchase price. For purposes of the table below, we have illustrated the initial 1% liquidated damages provision being triggered, but have not provided for any additional liquidated damages payments. We do not presently anticipate that we will be required to make any liquidated damages payments related to this agreement.
(4)	The Preferred Stock is redeemable by the holder at any time following August 31, 2016 at a price of $3.00 per share. For purposes of the table below, we have not included any repayment obligations for the potential redemption of the Preferred Stock.

Based on the calculations and assumptions reflected in the table above, our net proceeds from the Private Placement in the first year following the closing of the Private Placement (the period August 16, 2012 through August 15, 2013) would be $11,731,997, which represents the $12,000,000 total investment amount less an aggregate of $268,003 in payments to the selling stockholders as listed in the total line for columns A and B in the table above. Similarly, our net proceeds from the issuance of the Converted Note to IPP in the first year following the issuance of that note (the period December 7, 2011 through December 6, 2012) was $3,000,000, which represents the initial principal value of the Converted Note. Therefore, based on this methodology our aggregate net proceeds from both of these transactions would be $14,731,997.

Total Potential Profits for Selling Stockholders upon Conversion of Securities

The selling stockholders who participated in the Private Placement received their Preferred Stock and Convertible Notes at a discounted price to the trading price of our common stock on the date the Private Placement closed. IPP paid a premium to the trading price of our common stock on the date we issued the Converted Note. To assist you in understanding the total discounts received or premiums paid by the selling stockholders, we have provided the following tables.

Securities Other than Warrants

The table below sets forth with respect to each selling stockholder the market price of the common stock on the date such stockholder initially received our securities (column A), the conversion price of the relevant security (column B), the total number of common shares issuable upon conversion of the securities (column C), the combined market value of the total underlying shares on the date such stockholder initially received our securities (column D), the combined value paid by the stockholder for the total underlying shares as of the date such stockholder initially received our securities (column E), and the derived total value of the discount received or premium paid by the stockholder as of the date such stockholder initially received our securities (column F).

Selling Shareholder	Market Price at Sale Date (A)	Conversion Price of Preferred Stock and Notes(1) (B)	Total Common Shares Underlying Preferred Stock and Notes(2) (C)		Combined Market Value of Underlying Shares (D)	Combined Conversion Price Paid of Underlying Shares (E)	Total Discount (Premium) to Market Price (F)
Biomedical Value Fund, L.P.	$3.82	$3.00	737,532		$2,817,372	$2,212,596	$604,776
Biomedical Institutional Value Fund, L.P.	$3.82	$3.00	283,945		$1,084,670	$851,835	$232,835
Biomedical Offshore Value Fund, LTD.	$3.82	$3.00	462,601		$1,767,136	$1,387,803	$379,333
WS Investments III, LLC	$3.82	$3.00	69,167		$264,218	$207,501	$56,717
David Morrison	$3.82	$3.00	17,292		$66,055	$51,876	$14,179
Class D Series of GEF-PS, L.P.	$3.82	$3.00	432,299		$1,651,382	$1,296,897	$354,485
Lyrical Multi-Manager Fund, L.P.	$3.82	$3.00	231,345		$883,738	$694,035	$189,703
Lyrical Multi-Manager Offshore Fund, LTD.	$3.82	$3.00	99,148		$378,745	$297,444	$81,301
Noro-Moseley Partners VI, L.P.	$3.82	$3.00	1,633,333		$6,239,332	$4,899,999	$1,339,333
Charles Moseley	$3.82	$3.00	33,333		$127,332	$99,999	$27,333
IPP Holding Company, LLC	$1.65	$2.00	1,529,729	(3)	$2,524,053	$3,059,458	$(535,405)
Total			5,529,724		$17,804,033	$15,059,443	$2,744,590

(1)	The Preferred Stock was issued at a price of $3.00 per share and converts into common stock at a fixed ratio of one common share for each preferred share (subject to adjustment for stock splits and similar transactions and subject to anti-dilution provisions in the event we issue additional shares of common stock below $3.00 per share). For purposes of the table above, we have used the current ratio of 1:1 based on the current conversion price of $3.00 per share.
(2)	On November 1, 2012, the Convertible Notes were converted into an aggregate total of 1,583,210 shares of Preferred Stock. Each Convertible Note was issued in a face principal amount that was 20% higher than the investment proceeds we received for the note. This principal premium was intended to provide the investor with a market rate of return in the event that the note matured without ever converting. The note premium was subtracted for purposes of conversion and the true principal balance of the note was converted to shares of Preferred Stock at a fixed rate of $3.00 per share. Factional shares were paid in cash. For purposes of the table above, we have included the shares of Preferred Stock issued upon conversion of the Convertible Notes with the shares of Preferred Stock originally issued in the Private Placement.
(3)	The original principal amount of the Converted Note issued to IPP was $3,000,000 and the note converted into shares of common stock at a fixed rate of $2.00 per share. The total number of common shares issued to IPP represents the principal balance (plus net accrued interest and certain immaterial negotiated adjustments to interest) divided by the fixed conversion price.

Warrants

The Warrants issued in the Private Placement are exercisable at a fixed price of $3.99 per share (subject to adjustment for stock splits and similar transactions and subject to anti-dilution provisions in the event we issue additional shares of common stock below $3.00 per share). This exercise price represented a premium to the market price of our common stock on the date the Private Placement closed. IPP does not hold any warrants to purchase our common stock or any other security.

The table below sets forth with respect to each selling stockholder the market price of our common stock on August 16, 2012 (column A), the exercise price of the Warrants (column B), the total number of common shares issuable upon exercise of the Warrants (column C), the aggregate market value of the total shares underlying the Warrants as of August 16, 2012 (column D), the aggregate exercise price to be paid by the selling stockholder for the total shares underlying the Warrants as of August 16, 2012 (column E), and the total premium to be paid by the selling stockholder as of August 16, 2012 relating to exercise of the Warrants (column F).

Selling Shareholder	Market Price at Sale Date (A)	Exercise Price of Warrant (B)	Total Common Shares Underlying Warrants (C)	Aggregate Market Value of Underlying Shares (D)	Aggregate Exercise Price Paid for Underlying Shares (E)	Total Premium to Market Price (F)
Biomedical Value Fund, L.P.	$3.82	$3.99	221,260	$845,213	$882,827	$37,614
Biomedical Institutional Value Fund, L.P.	$3.82	$3.99	85,184	$325,403	$339,884	$14,481
Biomedical Offshore Value Fund, LTD.	$3.82	$3.99	138,781	$530,143	$553,736	$23,593
WS Investments III, LLC	$3.82	$3.99	20,750	$79,265	$82,793	$3,528
David Morrison	$3.82	$3.99	5,188	$19,818	$20,700	$882
Class D Series of GEF-PS, L.P.	$3.82	$3.99	129,690	$495,416	$517,463	$22,047
Lyrical Multi-Manager Fund, L.P.	$3.82	$3.99	69,403	$265,119	$276,918	$11,799
Lyrical Multi-Manager Offshore Fund, LTD.	$3.82	$3.99	29,744	$113,621	$118,679	$5,056
Noro-Moseley Partners VI, L.P.	$3.82	$3.99	490,000	$1,871,800	$1,955,100	$83,300
Charles Moseley	$3.82	$3.99	10,000	$38,200	$39,900	$1,700
IPP Holding Company, LLC	N/A	N/A	N/A	N/A	N/A	N/A
Total			1,200,000	$4,584,000	$4,788,000	$204,000

Net Proceeds

The table below sets forth with respect to each selling stockholder the gross proceeds paid to us for issuance of the Preferred Stock, Convertible Notes, Converted Note and payable to us upon exercise of the Warrants (column A), the aggregate potential payments payable to the selling stockholders as detailed in the table on page 20 above (column B), our net proceeds from issuance of the Preferred Stock, Convertible Notes, Converted Note and exercise of the Warrants (column C), the aggregate combined conversion discount to be realized (or derived premium to be paid) and the exercise price premium to be paid upon conversion of the Warrants as detailed in the tables on pages 21 and 22 above (column D), the percentage that the total potential payments we might make represent to the net proceeds we received for the issuance of the relevant securities held by such selling stockholder (column E), and the percentage that the total potential payments we might make represent to just the net proceeds we received for the issuance of the Convertible Notes only (column F).

Selling Shareholder	Gross Proceeds to Company (A)	Total Potential Payments to Investor (B)	Net Proceeds to Company (C)	Combined Investor Profit (Premium Paid) on Preferred, Notes, and Warrants (D)	Percentage of Company Payments to Net Proceeds (E)	Percentage of Company Payments to Net Proceeds From Note Only (F)
Biomedical Value Fund, L.P.	$3,095,430	$71,541	$3,023,889	$567,162	2.37%	8.90%
Biomedical Institutional Value Fund, L.P.	$1,191,720	$27,543	$1,164,177	$218,354	2.37%	8.90%
Biomedical Offshore Value Fund, LTD.	$1,941,544	$44,873	$1,896,671	$355,740	2.37%	8.90%
WS Investments III, LLC	$290,296	$6,712	$283,584	$53,189	2.37%	8.90%

Selling Shareholder	Gross Proceeds to Company (A)	Total Potential Payments to Investor (B)	Net Proceeds to Company (C)	Combined Investor Profit (Premium Paid) on Preferred, Notes, and Warrants (D)	Percentage of Company Payments to Net Proceeds (E)	Percentage of Company Payments to Net Proceeds From Note Only (F)
David Morrison	$72,576	$1,678	$70,858	$13,297	2.37%	8.90%
Class D Series of GEF-PS, L.P.	$1,814,361	$41,934	$1,772,427	$332,438	2.37%	8.90%
Lyrical Multi-Manager Fund, L.P.	$970,952	$22,440	$948,512	$177,904	2.37%	8.90%
Lyrical Multi-Manager Offshore Fund, LTD.	$416,121	$9,617	$406,504	$76,245	2.37%	8.90%
Noro-Moseley Partners VI, L.P.	$6,855,100	$158,430	$6,696,670	$1,256,033	2.37%	8.90%
Charles Moseley	$139,900	$3,235	$136,665	$25,633	2.37%	8.90%
IPP Holding Company, LLC	$3,000,000	—	$3,000,000	$(535,405)	0.00%	N/A
Total	$19,788,000	$388,003	$19,399,997	$2,540,590

Prior Registrations Involving Selling Stockholders

The table below sets forth information with respect to each selling stockholder regarding prior requests for resale registration of our common stock and any sales pursuant to prior resale registration statements. As noted above, no selling stockholder was our stockholder prior to the Private Placement and the transactions involving IPP, and therefore no selling stockholder has ever either requested resale registration of our shares or sold our shares in registered resale transactions.

Selling Shareholder	Outstanding Shares Not held by Selling Shareholders, their Affiliates, or Company Affiliates As of 8/16/2012	Shares Registered for Resale in Prior Registration Statements	Shares Previously Registered for Resale Currently Held	Shares Sold In Prior Resale Registration Statements	Shares Registered for Resale In Current Transaction
Biomedical Value Fund, L.P.	8,298,836	—	—	—	958,792
Biomedical Institutional Value Fund, L.P.	8,298,836	—	—	—	369,129
Biomedical Offshore Value Fund, LTD.	8,298,836	—	—	—	601,382
WS Investments III, LLC	8,298,836	—	—	—	89,917
David Morrison	8,298,836	—	—	—	22,480
Class D Series of GEF-PS, L.P.	8,298,836	—	—	—	561,989
Lyrical Multi-Manager Fund, L.P.	8,298,836	—	—	—	300,748
Lyrical Multi-Manager Offshore Fund, LTD.	8,298,836	—	—	—	128,892
Noro-Moseley Partners VI, L.P.	8,298,836	—	—	—	2,123,333
Charles Moseley	8,298,836	—	—	—	43,333
IPP Holding Company, LLC	8,298,836	—	—	—	1,529,729
Total		—	—	—	6,729,724

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Preferred Stock, issuable upon exercise of the Warrants, and issued upon conversion of the Converted Note to permit the resale of these shares of common stock by the holders of the Preferred Stock and the Warrants and IPP from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder and any of its pledgees, assignees, and successors-in-interest may, from time to time, sell all or a portion of the shares of common stock held by them and offered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions, directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling these shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also, to the extent permitted under Rule 105 of Regulation M, sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) August 16, 2015, (ii) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (iii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our certificate of incorporation, as amended (the “Charter”), authorizes us to issue 25,000,000 shares of common stock, par value $0.01 per share, 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, and 4,000,000 shares of Series A 0% Convertible Preferred Stock, par value of $0.01 per share. As of November 30, 2012, 12,639,988 shares of common stock and 3,999,995 shares of Series A 0% Convertible Preferred Stock were outstanding.

The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our Charter and our bylaws, as amended (the “Bylaws”), which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Voting. Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval, subject in all cases to the rights of any outstanding preferred stock, if any.

Dividends and Other Distributions. Subject to any preferential rights of any outstanding preferred stock, if any, holders of our common stock are entitled to dividends as and when declared by our Board of directors.

Merger, Consolidation or Sale of Assets. Subject to any preferential rights of any outstanding preferred stock, if any, holders of our common stock shall be entitled to receive all cash, securities and other property received by us pro rata on the basis of the number of shares of common stock held by each of them in any of the following situations: (1) our merger or consolidation with or into another corporation in which we shall not survive, (2) the sale or transfer of all or substantially all of our assets to another entity or (3) a merger or consolidation in which we shall be the surviving entity but the common stock shall be exchanged for stock, securities or property of another entity.

Distribution on Dissolution. Subject to any preferential rights of any outstanding preferred stock, if any, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive a portion of the remaining funds to be distributed. Such funds shall be paid to the holders of our common stock pro rata on the basis of the number of shares of common stock held by each of them.

Other Rights. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock

Under our Charter, our Board of Directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, powers or rights granted to or imposed upon the preferred stock, and any qualifications, restrictions and limitations thereof, including, without limitation, dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

On August 16, 2012, the Board of Directors designated 4,000,000 shares of the preferred stock as Series A 0% Convertible Preferred Stock, par value of $0.01 per share (the “Preferred Stock”).

Optional Conversion by the Holder. The Preferred Stock is convertible at any time into shares of our common stock at the option of the holder based upon a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions). This represents a one-for-one conversion and each share of Preferred Stock would convert into one share of our common stock. However, pursuant to the certificate of designation that created the terms of the Preferred Stock, each holder of shares of the Preferred Stock will not have the right to convert any portion of the Preferred Stock to shares of our common stock to the extent that such conversion would result in a holder beneficially owning (together with its affiliates) a number of shares of our common stock in excess of 9.985% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable upon such conversion. Each holder may increase or decrease its percentage limitation by providing us with 61 days prior notice of such change. In addition, certain holders opted out of such beneficial ownership limitation prior to the issuance of their shares of Preferred Stock.

Automatic Conversion by the Company. We have the right to force automatic conversion of the shares of Preferred Stock into shares of our common stock based upon a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions) at such time as all of the following conditions are contemporaneously satisfied:

•	Our common stock is listed for trading on the Nasdaq Capital Market or certain other approved exchanges;

•

The arithmetic average of the daily volume weighted average price of our common stock for the 10 day period immediately prior to such measurement date is greater than $8.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions);

•

The average daily trading volume for the 60 day period immediately prior to such measurement date exceeds 100,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions); and

•	We are at such time in good compliance with the Nasdaq Capital Market or such other approved exchange on which our shares of common stock are then listed for trading.

Dividends. Holders of the Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal to (on an as-if-converted-to-common-stock basis) and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of our common stock when, as, and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of the Preferred Stock.

Voting and Approval Rights. Except as detailed below or as otherwise required by law or Nasdaq rule, the holders of the Preferred Stock vote on a modified as-if-converted-to-common-stock basis with our common stock and do not vote separately as a class. Each holder of Preferred Stock is entitled to such number of votes equal to the total number of shares of Preferred Stock held multiplied by 75%, rounded down to the nearest whole share. See the discussion above in “Optional Conversion by the Holder” for a discussion on certain beneficial ownership limitations. Notwithstanding the foregoing, so long as any shares of Preferred Stock remain outstanding we may not, without the affirmative vote of the holders of at least 67% of the then outstanding shares of the Preferred Stock:

•	Alter or change adversely the power, preferences or rights given to the Preferred Stock or alter or amend the certificate of designation that created the Preferred Stock;

•

Authorize, create, offer, or sell any class of stock ranking as to any terms (including, without limitations, dividends, redemption or distribution of assets upon a liquidation) pari passu with or senior to the Preferred Stock;

•	Offer to sell any debt securities that are senior in payment to the Preferred Stock;

•	Effect a stock split or reverse stock split of the Preferred Stock or undertake any like event;

•	Amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Preferred Stock; or

•	Increase the number of authorized shares of Preferred Stock.

At such time as the notes are no longer outstanding and less than 5% of the aggregate total shares of Preferred Stock that were ever issued and outstanding remain issued and outstanding, then we may without the affirmative vote or consent of any holder of Preferred Stock do any of the following:

•

Authorize, create, offer, or sell any class of stock ranking as to any terms (including, without limitations, dividends, redemption or distribution of assets upon a liquidation) pari passu with or senior to the Preferred Stock;

•	Offer to sell any debt securities that are senior in payment to the Preferred Stock; or

•

Amend our certificate of incorporation or other charter documents (other than the certificate of designation that created the Preferred Stock) to permit the actions described in the prior two bullet points.

Liquidation Preference. Upon a liquidation, dissolution or winding-up of our business, the holders of the Preferred Stock are entitled to receive, in preference to any distributions of any of the assets or surplus funds legally available for distribution to holders of our junior securities (including common stock), an amount equal to the greater of (i) $3.00 per share, plus accrued and unpaid dividends then due and owing on the Preferred Stock, if any, and (ii) an amount per share of Preferred Stock, with respect to each share of Preferred Stock, equal to the amount that the holder thereof would be entitled upon liquidation, dissolution or winding-up of our business as if such share of Preferred Stock had been converted into common stock immediately prior to such liquidation, dissolution or winding-up.

Redemption Rights. At any time following August 31, 2016, each share of Preferred Stock will be redeemable at the option of the holder thereof for an amount equal to $3.00 (the initial issuance price of such share), adjusted to reflect any stock splits, stock dividends, or like events.

Upon the conversion, redemption, or other reacquisition by us of any shares of Preferred Stock, we may not reissue such shares of Preferred Stock. The shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 0% Convertible Preferred Stock, par value of $0.01 per share.

Delaware Anti-Takeover Law and Provisions of our Charter and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of such business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of such business combination, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our Charter and Bylaws. Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Charter and Bylaws:

•

permit our Board of Directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•	provide that the authorized number of directors may be changed only by the Board of Directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment or repeal of any of these provisions of our Charter would require approval of two-thirds of our then outstanding shares of capital stock entitled to vote on such amendment. Also, our Bylaws may be amended or repealed by the affirmative vote of a majority of our then outstanding shares of capital stock entitled to vote on such amendment or by the affirmative vote of a majority of our Board of Directors.

The NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “STRM.”

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 0-28132. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities.

The following documents and information we previously filed with the Securities and Exchange Commission are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K for the year ended January 31, 2012, filed with the Securities and Exchange Commission on April 25, 2012;

•

Our quarterly report on Form 10-Q for the quarter ended April 30, 2012, filed with the Securities and Exchange Commission on June 8, 2012, for the quarter ended July 31, 2012, filed with the Securities and Exchange Commission on September 14, 2012 and amended on October 12, 2012, and for the quarter ended October 31, 2012, filed with the Securities and Exchange Commission on December 14, 2012;

•

Our current reports on Form 8-K, filed with the Securities and Exchange Commission on February 21, 2012, May 25, 2012, June 21, 2012, August 21, 2012, October 17, 2012, October 31, 2012, and November 1, 2012; and

•	The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 16, 1996.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Streamline Health Solutions, Inc.

1230 Peachtree Street NE, Suite 1000

Atlanta Georgia 30309

Attention: Chief Financial Officer

(404) 446-0050

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

EXPERTS

The financial statements and schedule as of January 31, 2012 and 2011 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of (i) Meta Health Technology, Inc. as of December 31, 2011 and 2010 and for the years then ended and (ii) Interpoint Partners, LLC as of December 31, 2010 and for the year then ended that are both incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Habif, Arogeti & Wynne, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities to be issued by us through this prospectus supplement will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP, Tysons Corner, Virginia.

STREAMLINE HEALTH SOLUTIONS, INC.

Common Stock

PROSPECTUS

                    , 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the shares of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission filing fee	$3,332
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Printing expenses	$7,500

Total expenses	$45,832

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article Ninth of our Certificate of Incorporation, as amended to date (the “Charter”), contains provisions permitted by Section 102 of the Delaware General Corporation Law, which eliminate personal liability of members of our Board of Directors for violations of their fiduciary duty of care. Neither the Delaware General Corporation Law nor our Charter, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

Article Eighth of our Charter and Article VII of our Bylaws, as amended to date (the “Bylaws”), provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Streamline Health Solutions, Inc. (the “Company”)) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article Eighth of our Charter and Article VII of the Bylaws further provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Eighth of our Charter and Article VII of the Bylaws further provides for indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, issue or matter to the extent that a director or officer of the Company or a person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

In addition, Article Eighth of our Charter and Article VII of the Bylaws provides that the right to indemnification and advancement of expenses shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Furthermore, Article Eighth of our Charter and Article VII of the Bylaws authorizes us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

We have entered into indemnification agreements with each of our directors and officers. These agreements provide that we will indemnify each of our directors and officers and such entities to the fullest extent permitted by law.

We also currently maintain an insurance policy that provides coverage pursuant to which we are to be reimbursed for amounts that we are required or permitted by law to pay to indemnify directors and officers.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, on this 20th day of December, 2012.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ STEPHEN H. MURDOCK
Stephen H. Murdock
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephen H. Murdock as his true and lawful attorney-in-fact and agent, with full power and substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* Robert E. Watson	Chief Executive Officer And Director (Principal Executive Officer)	December 20, 2012

* Jonathan R. Phillips	Director	December 20, 2012

* Edward J. VonderBrink	Director	December 20, 2012

* Richard C. Levy, M.D.	Director	December 20, 2012

* Andrew L. Turner	Director	December 20, 2012

* Jay D. Miller	Director	December 20, 2012

* Michael K. Kaplan	Director	December 20, 2012

* Allen S. Moseley	Director	December 20, 2012

/S/ STEPHEN H. MURDOCK Stephen H. Murdock	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2012

* Michael G. Valentine	Director	December 20, 2012

* BY:	/S/ STEPHEN H. MURDOCK Stephen H. Murdock Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Common Stock Certificate of Streamline Health Solutions, Inc. (Incorporated herein by reference from the Registration Statement on Form S-1, File Number 333-01494, as filed with the Commission on April 15, 1996)

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock (Incorporated herein by reference from Exhibit 10.1 of Form 8-K, as filed with the Commission on November 1, 2012)

4.3	Form of Subordinated Convertible Note (Incorporated herein by reference from Exhibit 10.5 of Form 8-K, as filed with the Commission on August 21, 2012)

4.4	Form of Common Stock Purchase Warrant (Incorporated herein by reference from Exhibit 10.6 of Form 8-K, as filed with the Commission on August 21, 2012)

5.1	Opinion of Womble Carlyle Sandridge & Rice, LLP as to the validity of the securities*

10.1	Securities Purchase Agreement, dated August 16, 2012, among the Company and each of the purchasers signatory thereto (Incorporated herein by reference from Exhibit 10.4 of Form 8-K, as filed with the Commission on August 21, 2012)

10.2	Registration Rights Agreement, dated December 7, 2011, between the Company and Interpoint Partners, LLC (Incorporated herein by reference from Exhibit 10.3 of Form 8-K, as filed with the Commission on December 8, 2011)

10.3	Registration Rights Agreement, dated August 16, 2012, among the Company each of the purchasers party thereto (Incorporated herein by reference from Exhibit 10.7 of Form 8-K, as filed with the Company on August 21, 2012)

23.1	Consent of Independent Registered Public Accounting Firm - BDO USA, LLP

23.2	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1)*

23.3	Consent of Independent Registered Public Accounting Firm - Habif, Arogeti & Wynne, LLP

24.1	Power of Attorney (included on signature page) *

*	Previously filed.